VERA BRADLEY ANNOUNCES FISCAL SECOND QUARTER 2016 RESULTS

Second quarter net revenues from continuing operations increased 1.5% to $120.7 million

Second quarter net income from continuing operations totaled $5.7 million, or $0.15 per diluted share, exceeding guidance of $0.10 to $0.13 per diluted share

Company ended quarter with strong cash position of $76.0 million and year-over-year inventories down 7.2%

FORT WAYNE, Ind., September 2, 2015 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fiscal second quarter and six months ended August 1, 2015.

Summary of Financial Performance for the Second Quarter

Net revenues from continuing operations totaled $120.7 million for the second quarter ended August 1, 2015, compared to $119.0 million for the second quarter ended August 2, 2014, an increase of 1.5%.

The Company posted net income from continuing operations of $5.7 million, or $0.15 per diluted share, for the current year second quarter. In the prior year second quarter ended August 2, 2014, net income from continuing operations totaled $7.9 million, or $0.19 per diluted share.

Summary of Financial Performance for the Six Months

Net revenues from continuing operations totaled $221.8 million for the six months ended August 1, 2015, compared to $231.2 million for the six months ended August 2, 2014.

For the current year six month period, the Company posted net income from continuing operations of $1.6 million, or $0.04 per diluted share. Those results included net after-tax charges of $4.2 million comprised of:

•	$2.1 million related to the closing of its Indiana manufacturing facility, primarily related to severance and lease termination charges;

•	$1.5 million related to other severance and restructuring charges; and

•	$0.6 million related to an income tax adjustment for an increase in income tax reserves for uncertain federal and state tax positions related to research and development tax credits.

Excluding these charges, the Company’s net income from continuing operations totaled $5.8 million, or $0.15 per diluted share, for the current year six months. For the six months ended August 2, 2014, net income from continuing operations totaled $14.8 million, or $0.36 per diluted share.

Comments on the Quarter and Looking Ahead

Robert Wallstrom, Chief Executive Officer, noted, “We are pleased that better than expected revenue, gross margin rate performance, and disciplined expense management drove EPS above our guidance.

“Our comparable sales trend began to improve toward the end of the quarter, which we believe is reflective of our new product offerings, improved in-store execution, and our initial marketing efforts. Our better than planned revenues were generated in spite of reduced promotional activity.”

Wallstrom continued, “We have made meaningful progress but know our turnaround will take time. We remain confident in our long-term strategic plan and believe that continuing to innovate and modernize our product offerings, prudently grow our distribution points, and elevate and target our marketing efforts will, over time, bring new customers to Vera Bradley and drive traffic and sales.”

Second Quarter Details

Second quarter and year-to-date income statement numbers referenced below reflect the Company’s continuing operations. The year-to-date results exclude the previously outlined charges related to its manufacturing facility closing, other severance and restructuring costs, and the income tax adjustment.

Current year second quarter net revenues of $120.7 million were above the Company’s guidance of $116 million to $120 million. Prior year second quarter revenues totaled $119.0 million.

Current year second quarter Direct segment revenues totaled $83.8 million, a 7.7% increase from $77.8 million in the prior year second quarter. Comparable sales (including e-commerce) decreased 15.0% for the quarter (reflecting a 15.2% decline in comparable store sales and a 14.7% decrease in e-commerce sales), which was offset by new store growth (the Company opened 19 full-line and 17 factory outlet stores during the past 12 months). Second quarter comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic, partially as a result of reduced promotional activity.

Indirect segment revenues decreased 10.3% to $36.9 million from $41.2 million in the prior year second quarter, primarily due to lower average order size from the Company’s specialty retail accounts and a modest year-over-year reduction in the total number of specialty retail accounts, partially offset by the timing of the Company’s summer product launch (which shifted approximately $3.7 million of revenues into the second quarter this year from the first quarter last year).

Gross profit for the quarter totaled $66.6 million, or 55.1% of net revenues, compared to $63.4 million, or 53.3% of net revenues, in the prior year second quarter. The year-over-year gross margin rate improvement primarily related to increased sales of higher-margin made-for-outlet product in the Company’s factory outlet stores, leverage of overhead costs due to Fall 2014 cost reductions at the Company’s since-closed domestic manufacturing facility, lower levels of liquidation sales, and reduced promotional activity. The gross margin rate exceeded guidance of 54.5% to 55.0% primarily due to reduced promotional activity relative to plan.

SG&A expense totaled $57.4 million, or 47.5% of net revenues, in the current year second quarter, compared to $50.7 million, or 42.6% of net revenues, in the prior year second quarter. As expected, SG&A dollars increased over the prior year primarily due to strategic investments in new stores, incremental marketing, and e-commerce. The SG&A expense rate was better than the Company’s guidance of 48.3% to 49.3% primarily due to better than expected revenues and expense management.

Operating income totaled $9.5 million, or 7.9% of net revenues, in the current year second quarter, compared to $13.2 million, or 11.1% of net revenues, in the prior year second quarter. By segment, Direct operating income was $16.6 million, or 19.8% of sales, compared to $17.1 million, or 22.0% of sales, in the prior year, and Indirect operating income was $14.8 million, or 40.0% of sales, compared to $15.9 million, or 38.7% of sales, in the prior year.

Year-to-Date Details

Direct segment revenues for the current year six month period totaled $154.2 million, a 2.8% increase from $150.0 million in the same prior year period. Comparable sales (including e-commerce) decreased 15.8% for the period (reflecting an 18.3% decline in comparable store sales and a 12.4% decrease in e-commerce sales), which was offset by new store growth (the Company opened 19 full-line and 17 factory outlet stores during the past 12 months). Comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic, partially as a result of reduced promotional activity.

Indirect segment revenues decreased 16.7% to $67.6 million from $81.2 million in the prior year, primarily due to lower average order size from the Company’s specialty retail accounts. In addition, there was a modest year-over-year reduction in the total number of specialty retail accounts.

Excluding the aforementioned charges, gross profit for the six months totaled $121.7 million, or 54.9% of net revenues, compared to $123.2 million, or 53.3% of net revenues, in the prior year. The year-over-year gross margin rate improvement primarily related to increased sales of higher-margin made-for-outlet product in the Company’s factory outlet stores, leverage of overhead costs due to Fall 2014 cost reductions at the Company’s domestic manufacturing facility, lower levels of liquidation sales, and reduced promotional activity.

Excluding the aforementioned charges, SG&A expense totaled $112.5 million, or 50.7% of net revenues, in the current year, compared to $100.7 million, or 43.6% of net revenues, in the prior year. As expected, SG&A dollars increased over the prior year primarily due to strategic investments in new stores, incremental marketing, and e-commerce.

Excluding the aforementioned charges, operating income totaled $10.4 million, or 4.7% of net revenues, for the current year six month period, compared to $24.5 million, or 10.6% of net revenues, in the same period last year. By segment, Direct operating income was $28.0 million, or 18.2% of sales (which excluded $3.5 million of the aforementioned charges), compared to $30.9 million, or 20.6% of sales, in the prior year, and Indirect operating income was $25.8 million, or 38.2% of sales (which excluded $1.1 million of the aforementioned charges), compared to $31.4 million, or 38.7% of sales, in the prior year.

Cash and cash equivalents as of August 1, 2015 totaled $76.0 million compared to $79.1 million at the end of last year’s second quarter. The Company had no debt outstanding at quarter end. Quarter-end inventory was $103.9 million, below guidance of $108 million to $112 million and compared to $112.0 million at the end of last year’s second quarter, primarily due to timing of fall receipts. Net capital spending for the second quarter and six months totaled $7.8 million and $15.4 million, respectively.
During the second quarter, the Company repurchased approximately $13.3 million worth of its common stock under its share repurchase plan (equating to approximately 1.15 million shares at an average price of $11.60). This brings the total plan-to-date repurchases at the end of the second quarter to approximately $33.5 million (equating to approximately 2.20 million shares at an average price of $15.25). Subsequent to quarter end, the Company completed the balance of its $40 million share repurchase program (equating approximately 2.82 million shares at an average repurchase price of $14.19 over the life of the plan).

Third Quarter and Fiscal Year 2016 Outlook

For the third quarter of fiscal 2016, the Company expects:

•	Net revenues of $120 million to $123 million compared to prior year third quarter revenues of $125.2 million.

•	A gross margin rate of 56.8% to 57.2% compared to 52.5% in the prior year third quarter.

•
SG&A as a percent of sales of 46.5% to 47.0% compared to 42.5% in the prior year third quarter. The increase is primarily related to incremental spending in marketing, e-commerce, and incentive compensation.

•
Diluted earnings per share from continuing operations of $0.19 to $0.21, based on diluted weighted-average shares outstanding of 38.1 million and an effective tax rate of 40.4%. Diluted earnings per share from continuing operations totaled $0.21 in the prior year third quarter.

•	Inventory of $112 million to $118 million at the end of the third quarter, compared to $106.3 million at the end of last year’s third quarter.

For fiscal 2016, the Company expectations are as follows (which excludes the aforementioned charges):

•	Net revenues of $487 million to $495 million compared to $509.0 million last year.

•
A gross margin rate of 56.2% to 56.4% compared to 52.9% last year. The planned improvement reflects the leveraging of overhead costs related to an expected increase in units manufactured; reductions in sourcing and product costs, primarily related to made-for-outlet product and including the closure of the Company’s domestic manufacturing facility; a greater sales penetration of higher margin made-for-outlet product; and reduced promotional activity.

•
SG&A as a percent of sales of 46.7% to 47.0% compared to 41.0% last year. The planned increase is primarily related to incremental spending in marketing, e-commerce, and incentive compensation, on a lower sales base.

•
Diluted earnings per share from continuing operations of $0.72 to $0.78, based on diluted weighted-average shares outstanding of 38.8 million and an effective tax rate of 39.9%. Diluted earnings per share from continuing operations totaled $1.00 last year.

•	Net capital spending of approximately $31.0 million.

Discontinued Operations

In June 2014, the Company entered into a five-year agreement with Mitsubishi Corporation Fashion Company and Look Inc. to import and distribute Vera Bradley products in Japan. As a result of moving to this wholesale business model, the Company exited its direct business in Japan during the third quarter of fiscal 2015 and has accounted for it as a discontinued operation.

Call Information

A conference call to discuss fiscal second quarter 2016 results is scheduled for today, Wednesday, September 2, 2015, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website,

www.verabradley.com. Alternatively, interested parties may dial into the call at (877) 723-9523, and enter the access code 8266035. A replay of the call will be available shortly after the conclusion of the call and remain available through September 16, 2015. To access the recording, listeners should dial (877) 870-5176, and enter the access code 8266035.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,700 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, its wholesale business in Japan and third-party inventory liquidation.

The Company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer.

For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 1, 2015	January 31, 2015	August 2, 2014
Assets
Current assets:
Cash and cash equivalents	$76,042	$112,292	79,091
Accounts receivable, net	33,863	31,374	31,784
Inventories	103,921	98,403	112,023
Income taxes receivable	3,199	3,208	3,852
Prepaid expenses and other current assets	10,620	9,100	9,486
Deferred income taxes	13,473	13,320	14,307
Total current assets	241,118	267,697	250,543
Property, plant, and equipment, net	115,013	109,003	93,180
Other assets	1,046	584	847
Total assets	$357,177	$377,284	$344,570
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$28,734	$32,906	19,633
Accrued employment costs	10,264	14,595	10,151
Other accrued liabilities	15,107	15,548	17,783
Income taxes payable	286	—	—
Total current liabilities	54,391	63,049	47,567
Deferred income taxes	6,163	5,297	3,849
Other long-term liabilities	29,057	24,467	22,485
Total liabilities	89,611	92,813	73,901
Shareholders’ equity:
Additional paid-in-capital	83,023	80,992	79,520
Retained earnings	218,030	216,451	192,167
Accumulated other comprehensive loss	(14)	(15)	(1,018)
Treasury stock	(33,473)	(12,957)	—
Total shareholders’ equity	267,566	284,471	270,669
Total liabilities and shareholders’ equity	$357,177	$377,284	$344,570

Vera Bradley, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net revenues	$120,724	$118,960	$221,828	$231,157
Cost of sales	54,170	55,516	103,580	107,958
Gross profit	66,554	63,444	118,248	123,199
Selling, general, and administrative expenses	57,351	50,663	114,963	100,708
Other income	283	465	1,230	2,042
Operating income	9,486	13,246	4,515	24,533
Interest expense, net	72	24	149	104
Income from continuing operations before income taxes	9,414	13,222	4,366	24,429
Income tax expense	3,699	5,328	2,787	9,658
Income from continuing operations	5,715	7,894	1,579	14,771
Loss from discontinued operations, net of taxes	—	(296)	—	(606)
Net income	$5,715	$7,598	$1,579	$14,165
Basic weighted-average shares outstanding	39,315	40,686	39,600	40,663
Diluted weighted-average shares outstanding	39,328	40,719	39,606	40,722
Net income per share - basic
Continuing operations	$0.15	$0.19	$0.04	$0.36
Discontinued operations	—	(0.01)	—	(0.01)
Net income	$0.15	$0.19	$0.04	$0.35
Net income per share - diluted
Continuing operations	$0.15	$0.19	$0.04	$0.36
Discontinued operations	—	(0.01)	—	(0.01)
Net income	$0.15	$0.19	$0.04	$0.35

Vera Bradley, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014
Cash flows from operating activities
Net income	$1,579	$14,165
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	9,904	7,150
Provision for doubtful accounts	436	(63)
Loss on disposal of property, plant, and equipment	52	—
Stock-based compensation	2,515	1,962
Deferred income taxes	713	(2,007)
Changes in assets and liabilities:
Accounts receivable	(2,925)	(895)
Inventories	(5,518)	24,897
Prepaid expenses and other assets	(1,982)	704
Accounts payable	(5,931)	(11,271)
Income taxes	295	(5,477)
Accrued and other liabilities	(136)	3,591
Net cash (used in) provided by operating activities	(998)	32,756
Cash flows from investing activities
Purchases of property, plant, and equipment	(15,359)	(12,231)
Net cash used in investing activities	(15,359)	(12,231)
Cash flows from financing activities
Tax withholdings for equity compensation	(484)	(595)
Repurchase of common stock	(19,364)	—
Other financing activities, net	(46)	(47)
Net cash used in financing activities	(19,894)	(642)
Effect of exchange rate changes on cash and cash equivalents	1	(7)
Net (decrease) increase in cash and cash equivalents	$(36,250)	$19,876
Cash and cash equivalents, beginning of period	112,292	59,215
Cash and cash equivalents, end of period	$76,042	$79,091
Supplemental disclosure of cash flow information
Non-cash operating, investing, and financing activities
Repurchase of common stock incurred but not yet paid	$1,152	$—
Property, plant, and equipment expenditures incurred but not yet paid	$607	$3,159

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended August 1, 2015
(in thousands, except per share amounts)
(unaudited)

	Twenty-Six Weeks Ended
	As Reported	Restructuring Items & Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$118,248	$(3,434)	[1]	$121,682
Selling, general, and administrative expenses	114,963	2,483	[2]	112,480
Operating income (loss)	4,515	(5,917)		10,432
Income (loss) from continuing operations before income taxes	4,366	(5,917)		10,283
Income tax expense (benefit)	2,787	(1,698)	[3]	4,485
Income (loss) from continuing operations	1,579	(4,219)		5,798
Diluted net income (loss) per share from continuing operations	$0.04	$(0.11)		$0.15

Direct segment operating income (loss)	$24,584	$(3,470)	[4]	$28,054
Indirect segment operating income (loss)	$24,692	$(1,146)	[5]	$25,838
Unallocated corporate expenses	$(44,761)	$(1,301)	[6]	$(43,460)

[1]Items include one-time exit costs related to the Company's manufacturing facility closure, including employee severance, a lease termination payment and fixed asset acceleration charges
[2]Includes $1,301 for a severance charge related to the termination of the Company's Chief Marketing Officer and $1,182 related to a lease termination
[3]Includes $575 related to an additional income tax reserve and a benefit of $2,273 related to the tax impact of the charges mentioned above
[4]Includes an allocation of $2,288 related to the one-time exit costs for the Company's manufacturing facility closure and $1,182 related to a lease termination
[5]Related to an allocation of $1,146 for the one-time exit costs for the Company's manufacturing facility closure
[6]Related to a severance charge for the termination of the Company's Chief Marketing Officer